Exhibit 99.1

Saba Receives Positive NASDAQ Panel Decision

REDWOOD SHORES, Calif., December 26, 2012 – Saba (NASDAQ: SABA), the premier provider of people-centric enterprise solutions, today announced that, on December 21, 2012, it received from the NASDAQ Hearings Panel a decision granting Saba’s request for continued listing on The NASDAQ Stock Market until April 4, 2013. It is a condition to the Company’s continued listing that the Company regain compliance with all applicable requirements for continued listing on The NASDAQ Stock Market on or prior to April 4, 2013, including completion of the previously announced restatement of its historical financial statements and filing with the SEC of all outstanding annual and periodic reports. The Company expects that it will be able to satisfy the April 4, 2013 NASDAQ deadline.

The Company also announced that it has entered into a letter agreement with Wells Fargo Bank, National Association (“Wells Fargo”) dated as of December 21, 2012 pursuant to which Wells Fargo extended to January 31, 2013 the time for the Company to comply with certain terms of the Credit Agreement between parties dated as of June 27, 2011, primarily relating to the delayed SEC filings and the pending restatement of the Company’s prior financial results.

About Saba

Saba (NASDAQ: SABA) enables organizations to build a transformative workplace that leverages the advent of social networking in business and the ubiquity of mobile to empower an organization’s most mission-critical assets – its people. The company provides a set of people-centric enterprise solutions to various businesses and industries worldwide. Saba delivers cloud-based learning management, talent management, collaboration and social enterprise solutions to transform the way people work.

Saba’s premier customer base includes major global organizations and industry leaders in financial services, life sciences and healthcare, high tech, automotive and manufacturing, retail, energy and utilities, packaged goods, and public sector organizations. Headquartered in Redwood Shores, California, Saba has offices on five continents. For more information, please visit www.saba.com or call +1-877-SABA-101 or +1-650-779-2791. SABA, the Saba logo, and the marks relating to Saba products and services referenced herein are either trademarks or registered trademarks of Saba Software, Inc. or its affiliates. All other trademarks are the property of their respective owners.

Safe Harbor

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, Saba’s belief that it will be able to comply with the April 4, 2013 NASDAQ deadline by completing the previously announced restatement and filing its outstanding annual report on Form 10-K and periodic reports on Form 10-Qs with the SEC. Saba faces risks and uncertainties that could affect its ability to complete the restatement of its historical financial statements, file its delayed annual report on Form 10-K and periodic reports on Form 10-Qs and regain compliance with the NASDAQ listing requirements. Readers should refer to the section entitled “Risk Factors” in the Form 10-K for the fiscal year ended May 31, 2011, and similar disclosures in subsequent reports filed with the SEC. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.